EXHIBIT 10.8 - EMPLOYMENT AGREEMENT BETWEEN REGISTRANT AND
                                 JOSEPH G. PERRI






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                      THE FIRST OF LONG ISLAND CORPORATION
                                10 GLEN HEAD ROAD
                            GLEN HEAD, NEW YORK 11545





                                                         January 1, 2002



Mr. Joseph G. Perri

Dear Mr. Perri:

     This letter employment agreement (the "Agreement") supersedes and replaces your Special Severance Agreement dated as of July 1, 1999. The terms and conditions of your employment by The First of Long Island Corporation ("FLIC"), and its subsidiary, The First National Bank of Long Island (the "Bank"), are as follows:

1.   TERM; RENEWAL

     The Initial Term of the Agreement shall run from January 1, 2002 through and including June 30, 2003 and, if not terminated as described below, the Agreement shall, on January 1 of each year, automatically be extended for an additional year, resulting in a new one and one-half year term (the "Renewal Terms"), with such modifications hereto as the parties shall agree in writing; provided, however, that the Agreement shall not be so extended in the event that you or FLIC provides written notice of non-extension to the other party no later than October 31 of the preceding year. Notwithstanding the foregoing, FLIC may not provide such notice of non-extension during any period of time in which the Board of Directors of FLIC is actively negotiating a transaction the consummation of which would constitute a Change of Control Event (as hereinafter defined).

2.   CAPACITY

     A. You shall be employed in the capacity of Executive Vice President of the Bank and such other senior executive title or titles of FLIC or the Bank as may from time to time be determined by the Board of Directors of the Bank and FLIC. You shall be the senior commercial marketing officer of the Bank, with such duties and responsibilities as shall be assigned to you by the Chief Executive Officer or by the Board of Directors of the Bank. You shall be responsible to the Chief Executive Officer of FLIC and the Bank.

     B. You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to FLIC and the Bank and shall serve and further the best interests and enhance the reputation of FLIC and the Bank to the best of your ability. Nothing herein shall be construed as preventing you from serving as a member of the board of directors of any non-profit organization.

3.   COMPENSATION

     As full compensation for your services, you shall receive the following from FLIC or, in the discretion of FLIC, it shall cause the following to be paid or provided by the Bank:

     A. A Base Annual Salary of not less than One Hundred Sixty Eight Thousand Five Hundred Dollars ($168,500.00), payable bi-weekly; provided, however, that no later than January 15 of each year that this Agreement shall remain in effect, the Chief Executive Officer and the Board of Directors of FLIC shall review your compensation, without any commitment, to determine whether to increase your Base Annual Salary hereunder. In the event that the Board of Directors of FLIC does, from time to time, increase your Base Annual Salary, the increased amount shall be


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your Base Annual Salary for all purposes of this  Agreement,  and such increased amount shall be the minimum amount payable hereunder.

     B. Such other benefits as are consistent with the personnel benefits provided by the Bank and FLIC to its officers and employees.

     C. The use of an appropriate automobile furnished by the Bank.

4.   TERMINATION PAYMENT.

     A. You will be entitled to a payment (the "Termination Payment") equal to One Hundred Twenty Five Per Cent (125%) of your then current Base Annual Salary (the dollar amount so calculated being hereafter referred to as the "Full Severance") and FLIC shall make such Termination Payment to you, in the event of, and within ten (10) days after, the occurrence of any of the following:

          (i) Your employment is terminated by the Bank, provided, however, that you shall not be entitled to receive such payment if such termination is due to gross and substantial dishonesty on your part; or

          (ii) You resign your employment with the Bank for Good Reason (as hereinafter defined) within twenty-four months after a Change of Control Event.

     B. You will be entitled to a Termination Payment equal to Sixty Six and Two-Thirds Per Cent (66 2/3%) of the Full Severance in the event that you resign your employment with the Bank for any reason during the period beginning on the thirty-first day after a Change of Control Event (as hereinafter defined) and ending on the sixtieth day after such event.

     C. FLIC may elect to discharge its obligation to make the Termination Payment by causing the Bank, its wholly owned subsidiary, to do so.

5.   NON-WAIVER.

     Your  failure  to  resign  upon  the  occurrence  of  a  particular   event
constituting Good Reason hereunder shall not bar you from resigning upon the subsequent occurrence of any other or further event constituting Good Reason, and thereby becoming eligible to receive the Termination Payment, provided that such resignation occurs within twenty-four months after a Change of Control Event.

6.   INELIGIBILITY FOR TERMINATION PAYMENT.

     Regardless of whether a Change of Control Event shall have occurred, you shall not be entitled to any Termination Payment in the event that your employment is terminated by reason of your death, normal retirement or disability.

7.   DEFINITIONS.

     A. "Good Reason" for resignation by you of your employment shall mean the occurrence (without your express written consent) of any one of the following acts or omissions to act by FLIC or the Bank:

               (i) The assignment to you of any duties materially inconsistent with the nature and status of your responsibilities immediately prior to a Change of Control Event, or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control Event; provided, however, that a redesignation of your title shall not in and of itself constitute Good Reason if your overall duties and status within FLIC and the Bank are not substantially adversely affected.

               (ii) The failure by FLIC or the Bank to pay you any portion of your current compensation, or to pay you any portion of an installment of a deferred compensation amount under any deferred compensation program, within fourteen (14) days of the date such compensation is due.


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     B. "Change of Control  Event" shall mean the  occurrence  of any one of the following:

          (i) Continuing Outside Directors (as hereinafter defined) no longer constitute at least two-thirds (2/3) of Outside Directors (as hereinafter defined) of FLIC;

          (ii) There shall be consummated a merger or consolidation of FLIC, unless at least two-thirds (2/3) of Continuing Outside Directors are to continue to constitute at least two-thirds (2/3) of Continuing Directors;

          (iii) At least two-thirds (2/3) of Continuing Outside Directors determine that action taken by stockholders constitutes a Change of Control Event; or

          (iv) The Bank shall cease to be a wholly-owned subsidiary of FLIC.

     C. "Continuing Outside Director" shall mean any individual who is not an employee of FLIC or the Bank and who (i) is a director of FLIC as of the date hereof, (ii) prior to election as a director is nominated by at least two-thirds (2/3) of the Continuing Outside Directors, or (iii) following election as a director is designated a Continuing Outside Director by at least two-thirds (2/3) of Continuing Outside Directors.

     D. "Outside Director" shall mean an individual who is not an employee of FLIC or the Bank who is a director of FLIC.

8.   INSURANCE.

     8.1 In the event that you shall cease to be employed by the Bank under circumstances entitling you to receive a Termination Payment hereunder, you shall be entitled to the following insurance coverage:

          (a) Health Insurance. FLIC shall, at no cost to you, continue to cover you under, or provide you with, family medical and dental coverage subsequent to the date of termination of your employment. Such coverage shall be continued for a period ending on the date which is eighteen (18) months after the termination date and shall be no less favorable than your medical and dental coverage in effect on such termination date; provided, however, that if such termination date is subsequent to the occurrence of a Change of Control Event, the coverage to be provided hereunder shall be no less favorable than the coverage in effect immediately prior to the occurrence of such Change of Control Event.

          (b) Additional Insurance. FLIC shall also continue to cover you under, or provide you with insurance coverage no less favorable than that provided by, your disability, group term life and any other insurance policies in effect on the date of termination of your employment for a period ending on the date which is eighteen (18) months after such termination date.

     8.2 Notwithstanding the provisions of the foregoing Sections 8.1(a) and 8.1(b), the obligation of FLIC to provide the health and other insurance coverage described therein shall cease, as to each such policy and form of coverage, on the date when another employer makes available to you benefits which are substantially comparable to those described in such sections, regardless of whether the benefits made available by such employer require a contribution on your part.

9.   DEATH.

     In the event of your death subsequent to termination of your employment, all payments and benefits due you hereunder shall be paid to your designated beneficiary or beneficiaries or, if you have not designated a beneficiary or beneficiaries, to your estate.

10.  MISCELLANEOUS.

     10.1 Legal Expenses. FLIC shall pay all costs and expenses incurred by you or us, including attorneys' fees and disbursements (at least monthly in the case of costs and expenses incurred by you), in connection with any legal proceedings (including, but not limited to, arbitration), whether or not instituted by you or us, relating to the interpretation or enforcement of any provision of this Agreement in connection with the termination of your


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employment.  FLIC also agrees to pay prejudgment  interest on any money judgment obtained by you as a result of such proceedings, calculated at the prime interest rate of the Bank as in effect from time to time from the date that payment should have been made to you hereunder. Notwithstanding the foregoing, in the event that any legal proceedings referred to above result in a final non-appealable determination that your employment was terminated because of gross and substantial dishonesty on your part, FLIC shall have no further obligation to you under this section and you shall refund to FLIC all amounts previously paid to you pursuant to this section.

     10.2 Binding Effect; Successors. This Agreement shall be binding upon, inure to the benefit of and be enforceable by you and us, your heirs and your and our respective legal representatives, successors and assigns. If FLIC shall be merged into or consolidated with another entity, the provisions hereof shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. We shall required any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of FLIC, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform hereunder in the same manner and to the same extent that we would be required to perform hereunder if no such succession had taken place. The provisions hereof shall continue to apply to each subsequent merger, consolidation or transfer of assets of such subsequent employer.

     10.3 Notices. Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and us, be in writing and shall be sent by certified mail, return receipt requested, to FLIC at 10 Glen Head Road, Glen Head, New York 11545, Attention: Board of Directors, and to you at the home address which you have designated in writing; or at such other address as you or we may designate in writing, respectively.

     10.4 Waiver; Modification. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

     10.5 Separability. Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without affecting the remaining provisions hereof, which shall continue in full force and effect. The enforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.6 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

     If this Agreement is satisfactory to you, would you kindly indicate your acceptance by signing and returning the enclosed copy thereof to the Bank.

                                            Very truly yours,

                                            THE FIRST OF LONG ISLAND CORPORATION



                                            By: /s/ J. William Johnson
                                                -------------------------------
                                                J. William Johnson, President



Accepted and agreed to as
of the 30th day of January, 2002


/s/ Joseph G. Perri
----------------------
Joseph G. Perri


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